Exhibit 12(e)


                      [letterhead of Dorsey & Whitney LLP]


                                  July 31, 1998


First American Investment Funds, Inc.
c/o SEI Corporation
Oaks, Pennsylvania 19456

Piper Funds Inc.
222 South Ninth St.
Minneapolis, Minnesota 55402

Ladies and Gentlemen:

            We have acted as counsel to First American Investment Funds, Inc. ("FAIF") in connection with the proposed acquisition of all of the assets and all of the liabilities of Balanced Fund ("Acquired Fund"), a separately managed series of Piper Funds Inc. ("Piper Funds"), by Balanced Fund ("Acquiring Fund"), a separately managed series of FAIF, pursuant to an Agreement and Plan of Reorganization dated as of June 22, 1998, by and between the Acquired Fund and the Acquiring Fund (the "Agreement").

            FAIF has asked us to render to it and to Piper Funds our opinion concerning certain federal income tax consequences of the exchange of Acquiring Fund Shares for the assets and liabilities of Acquired Fund and the distribution of such shares to Acquired Fund Shareholders upon liquidation of Acquired Fund, all pursuant to the Agreement (the "Reorganization"). In this regard we have examined (1) the Agreement, (2) the Registration Statement on Form N-14 (including, but not limited to, the Prospectus and Proxy Statement included therein) filed with the Securities and Exchange Commission on or about April 15, 1998, and such other documents and records as we consider necessary in order to render this opinion. Unless otherwise provided herein, capitalized terms used in this opinion shall have the same meaning as set forth in the Prospectus and Proxy Statement or the Agreement, as the case may be.

            Pursuant to the Agreement, all of the assets and all of the liabilities of the Acquired Fund as of the Effective Time will be exchanged for shares of common stock of Acquiring Fund having an aggregate net asset value equal to the net value of the assets of Acquired Fund at the Effective Time. All Acquiring Fund Shares then held by Acquired Fund, representing all of the assets of Acquired Fund, will be distributed to

July 31, 1998
Page 2


Acquired Fund Shareholders pursuant to the Agreement in a liquidating distribution and all of the issued and outstanding shares of Acquired Fund at the Effective Time shall be redeemed and cancelled on the books of Acquired Fund. In the distribution, each Acquired Fund Shareholder will receive Acquiring Fund Shares of a class corresponding to the class of shares that he or she held in Acquiring Fund, with a net asset value equal at the Effective Time to the net asset value of the shareholder's Acquired Fund Shares as of such time.

            The acquisition of all of the assets and all of the liabilities of Acquired Fund by the Acquiring Fund is being undertaken because the Board of Directors of the Piper Funds has determined that the Reorganization will provide certain benefits to Acquired Fund and is in the best interests of Acquired Fund and its shareholders. In approving the Reorganization, the Board considered, among other things, the following factors: (i) the potential effect of the Reorganization on the shareholders of the Acquired Fund; (ii) the investment management capabilities of U.S. Bank National Association, adviser to Acquired Fund and Acquiring Fund ("USBNA"); (iii) the capabilities of the administrator, distributor, and other service providers to the FAIF Funds; (iv) the systems capabilities of USBNA to provide shareholder servicing, reporting and systems integration with related programs for Acquired Fund shareholders; (v) the potential synergies of the distribution channels used by the FAIF funds and the Piper Funds; (vi) the investment advisory and other fees paid by Acquiring Fund, and the historical and projected expense ratios of Acquiring Fund as compared to those of Acquired Fund; (vii) the potential economies of scale that may result from the Reorganization because Acquiring Fund is larger than Acquired Fund;
(viii) the expected cost savings for Acquired Fund as a result of the Reorganization; (ix) the investment objectives, policies and limitations of Acquiring Fund and their relative compatibility with those of Acquired Fund; (x) the historical investment performance records of Acquiring Fund and Acquired Fund; (xi) the terms and conditions of the Reorganization Agreement, including those provisions that were intended to avoid dilution of the interests of the Acquired Fund's shareholders; (xii) the sales loads applicable to Acquiring Fund as compared to the sales loads applicable to Acquired Fund; and (xiii) the greater number of investment portfolio options that would be available to shareholders after the Reorganization.

            Our opinion is based upon existing law and currently applicable Treasury Regulations, currently published administrative positions of the Internal Revenue Service contained in Revenue Rulings and Revenue Procedures and judicial decisions,

July 31, 1998
Page 3


all of which are subject to change prospectively and retroactively. It is not a guarantee of the current status of the law and should not be accepted as a guarantee that a court of law or an administrative agency will concur in the opinion.

            Based on the Agreement, the other documents referred to herein, the facts and assumptions stated above, as well as representations made by FAIF in a Certificate dated July 31, 1998, representations made by the Piper Funds in a Certificate dated July 31, 1998, representations made by USBNA in a Certificate dated July 31, 1998, the provisions of the Code and judicial and administrative interpretations as in existence on the date hereof, it is our opinion that the Reorganization will constitute a reorganization within the meaning of Section 368(a)(1)(C) of the Code, and that Acquiring Fund and Acquired Fund will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

            On the basis of the foregoing opinion that the Reorganization will constitute a reorganization within the meaning of Section 368 of the Code, it is further our opinion that:

            (i) Acquired Fund shareholders will recognize no income, gain or loss upon receipt, pursuant to the Reorganization, of Acquiring Fund Shares. Acquired Fund shareholders subject to taxation will recognize income upon receipt of any net investment income or net capital gains of Acquired Fund which are distributed by the Acquired Fund prior to the Effective Time;

            (ii) the tax basis of Acquiring Fund Shares received by each Acquired Fund shareholder pursuant to the Reorganization will be equal to the tax basis of the Acquired Fund shares exchanged therefor;

            (iii) the holding period of the Acquiring Fund shares received by each Acquired Fund shareholder pursuant to the Reorganization will include the period during which the Acquired Fund shareholder held the Acquired Fund shares exchanged therefor, provided that the Acquired Fund shares were held as a capital asset at the Effective Time;

            (iv) Acquired Fund will recognize no income, gain or loss by reason of

July 31, 1998
Page 4


                   the Reorganization;

            (v) Acquiring Fund will recognize no income, gain or loss by reason of the Reorganization;

            (vi) the tax basis of the assets received by Acquiring Fund pursuant to the Reorganization will be the same as the basis of those assets in the hands of Acquired Fund as of the Effective Time;

            (vii) the holding period of the assets received by Acquiring Fund pursuant to the Reorganization will include the period during which such assets were held by Acquired Fund, provided that Acquired Fund held such assets as capital assets as of the Effective Time; and

            (viii) Acquiring Fund will succeed to and take into account the earnings and profits, or deficit in earning and profits, of Acquired Fund as of the Effective Time.

            The foregoing opinion is being furnished to FAIF and the Piper Funds solely for their benefit in connection with the Reorganization and may not be relied upon by, nor may copies be delivered to, any person without our prior written consent. Our opinion is limited to the matters expressly addressed in the eight (8) numbered paragraphs above. No opinion is expressed and none should be inferred as to any other matter.

            We consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement on Form N-14 and to the reference to this firm under the caption "Information Relating to the Proposed Reorganization -- Federal Income Tax Consequences" in the Prospectus/Proxy Statement included in Part A of said Registration Statement.

                                         Very truly yours,

                                         /s/ Dorsey & Whitney LLP